UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Saratoga Investment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact: Richard Petrocelli

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Leading Proxy Advisory Firm ISS Recommends that Saratoga Investment Corp. Stockholders Vote ‘FOR’ Share Proposal at Upcoming Annual Meeting

Saratoga urges stockholders to vote before the September 26th Annual Meeting

NEW YORK, N.Y. Sept. 17, 2013 — Saratoga Investment Corp., (NYSE: SAR), a business development company, is pleased to announce that Institutional Shareholder Services, Inc. (“ISS”), the nation’s leading proxy advisory firm, recently issued a report recommending that stockholders of Saratoga Investment Corp. vote “FOR” all of the proposals included in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, including one which would allow the Company to issue and sell shares of its common stock below its then current net asset value per share, subject to certain limitations outlined in the proxy statement.

“We are extremely pleased that ISS recognizes that the share proposal is in the best interests of the Company’s stockholders,” said Christian L. Oberbeck, Chief Executive Officer and President of Saratoga. “We believe this share proposal enhances our ability to access the financing needed to pursue promising investment opportunities. It also gives us the flexibility to capitalize further our SBIC subsidiary, which, given its relatively low, long-term fixed interest rates, assists us in driving stockholder value.”

The Company has no immediate plans to sell any shares of its common stock at a price below NAV and the authority granted under this proposal expires after one year. Additionally, stockholders are reminded that officers, directors and other insiders at the Company own more than 32% of the outstanding shares.  However, due to one of the voting requirements on Proposal 2, shares held by officers and directors are excluded from the calculation of the vote for this proposal.  Therefore, it is imperative that stockholders vote their shares no matter how many or how few shares they own.

We urge stockholders to follow ISS’ recommendations by voting “FOR” each of the proposals in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders today.  Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 607-0088 or (203) 658-9400 or by email at saratoga@morrowco.com. The proxy statement and other information relating to the 2013 Annual Meeting of Stockholders are available on the SEC’s website (www.sec.gov) or under the Investor Relations section of the Company’s website (www.saratogainvestmentcorp.com)

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment Corp. has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Within the BDC, Saratoga Investment manages both an SBIC-licensed subsidiary and a $400 million Collateralized Loan Obligation (CLO) fund.  These diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to offer a broad range of financing solutions.

Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment Corp. makes with the SEC.  Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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